ALLIED NEVADA GOLD CORP.

Allied Nevada Reports Third Quarter 2008 Financial Results

November 13, 2008 Reno, Nevada - Allied Nevada Gold Corp. ("Allied Nevada" or the "Company") (TSX: ANV; NYSE-A: ANV) reported its financial results for the third quarter ended September 30, 2008. The financial results are based on United States GAAP and are expressed in U.S. dollars.

Highlights:

- Allied Nevada has reported its outlook for the remainder of the year. Mining and leaching activities continued at the Hycroft Mine during the quarter. These and other remaining activities required to have gold production from Hycroft this year are on schedule and the Company expects to attain full production capacity in the third quarter of 2009. Exploration drilling results at Hycroft continue to be encouraging and the Company is working towards releasing a sulfide resource update early in 2009.
- Management is currently in the process of evaluating Hycroft Mine expansion options to present to its Board of Directors in the third quarter of 2009. The current mine plans, process facilities, and associated infrastructure would support a 30% increase in annual gold production. The planned expansion would entail mining and processing an additional 3.6 million tons of run of mine ore and 4.6 million tons of overburden per year.
- Allied Nevada reported a second quarter loss of $9,747,000 ($0.17 per share) and cash used in operating activities of $8,560,000 compared to a loss of $3,387,000 ($0.08) and cash used in operating activities of $2,269,000 in the prior year period.
- For the nine month period ended September 30, 2008, cash used in investing activities was $10,250,000 compared to $132,000 in the prior year period. Capital expenditures in the current quarter related to Allied Nevada's ongoing development program which, is required to commence production in the fourth quarter of 2008.
- For the nine month period ended September 30, 2008, cash provided by financing activities was $165,000 compared to $15,632,000 in the prior year period.
- Allied Nevada ended the quarter with a cash and cash equivalent balance of $32,916,000.

Operating Update:

The major capital programs related to the Hycroft development program are substantially complete and have completed the following activities:

- We completed the delivery and reassembly of the used Komatsu mining fleet that was purchased earlier in the year.
- The two additional DML production drills and the D475 bulldozer required to complete the mining fleet have been acquired and are currently being used in our mining operations.
- The construction of the one million square foot Brimstone leach pad expansion was completed and this expansion is being loaded with new ore.
- The existing ponds, solution trenches and netting have all been checked and all necessary repairs have been completed.
- The stripping of the overburden from the Brimstone Pit has progressed as expected and at the end of the quarter, we completed the capital portion of the stripping program in accordance with U.S. GAAP guidance. The remaining waste removal required to access the ore body will be expensed in accordance with the accounting guidance.
- Several minor capital projects remain to be completed including completion of the administration building, repair and netting of the Crofoot pond, purchase of a bucket truck, tire handler, explosive truck, and repair of the stemming truck.

Mining and processing operations began in the current quarter with new ore being mined and placed under leach. The following activities were completed during the quarter:

Mine Operations:

- During the quarter, we mined 3,776,250 total tons which includes 2,871,280 tons from the Brimstone Pit and 904,970 tons from the Crofoot leach pad. The Crofoot material was moved as part of the construction of the leach pad expansion.
- The mining operations have started its normal operating schedule of continuous operations seven days per week.
- We have recently engaged the services of a mining contractor to help accelerate the mining activities at the mine. The mining contractor will mine approximately 15,000 tons per day which will increase the advance of the stripping program and the release of ore from the mine.

Process Operations:

- We completed the construction of the one million square foot Brimstone leach pad expansion and placed the leach pad under cyanide leach following the pre-wetting of the leach pad with barren solution.
- The existing ponds, solution trenches, and netting have been repaired and the necessary steps to reactivate the Merrill Crowe processing plant have been taken.
- The metallurgical and assay labs at the site have been restarted and we are currently performing our own site determinations for gold and silver values for production control.

Exploration:

The second phase of exploration drilling at Hycroft was completed in October of 2008. A total of 227 exploration drill holes or 164,000 feet of exploration drilling was completed. The program was designed to further expand the oxide and sulfide resources at Hycroft. Results of the program continue to be encouraging. Allied Nevada and consulting geologists will spend the next several months analyzing and compiling data, and designing the next phase of Hycroft exploration drilling that is scheduled to take place in 2009. Management plans to issue a property-wide resource estimate in the first quarter of 2009.

Allied Nevada personnel, in conjunction with several independent consulting geologists, performed extensive field evaluations of a number of Allied Nevada's regional exploration properties. All of these properties are located in the state of Nevada. Future exploration drill programs have been designed for a number of these properties. Drilling could begin as early as 2009. In addition to exploration review, Allied Nevada Management is working to maximize the value of the regional exploration properties through joint venture, royalties or out-right sale of exploration land packages controlled by the Company.

Outlook:

Management expects initial gold production from the Hycroft Mine in the fourth quarter of 2008, ramping up to full production capacity by the third quarter of 2009.

It is estimated that approximately 90,000 ounces of gold will be sold in 2009. Gold sales for the first half of 2009 are estimated to be approximately 20,000 ounces. Gold sales for the second half of 2009 are estimated to be approximately 70,000.

A $10 per barrel movement in the price of WTI oil will impact the annual operating costs at the Hycroft Mine by approximately $1 million. This impact includes the cost of fuel, and the impact of energy costs on other required commodities and electrical power.

During the fourth quarter of 2008, the mine will move approximately 1.0 million tons of ore and 4.0 million tons of overburden. The run of mine ore will be placed directly on the heap leach pad for processing; overburden will be placed on the overburden stockpiles.

Management is currently in the process of evaluating Hycroft Mine expansion options. The current mine plans, process facilities, and associated infrastructure would support a 30% increase in annual gold production. The planned expansion would entail mining and processing an additional 3.6 million tons of run of mine ore and 4.6 million tons of overburden per year. Operating costs are expected to be similar to the average operating costs of the mine and process facilities. Assuming the use of a contractor to conduct the mining, capital costs associated with the expansion are currently estimated to be less than $5.0 million. Management intends to present a final expansion study to the Board of Directors for approval in the third quarter of 2009. Provided that the expansion project is approved, preliminary work would begin in the third quarter of 2009 and the increased production levels would be achieved in the second quarter of 2010.

Results of Operations:

Allied Nevada had a consolidated net loss for the three month period ended September 30, 2008, of $9,747,000 compared to a consolidated net loss of $3,387,000 for the same period in 2007. The increase in the consolidated net loss of $6,360,000 is largely due to an increase of $2,616,000 in exploration, property evaluation and holding costs, an increase of $419,000 in corporate general and administrative costs, $2,348,000 of mine start up costs, and $602,000 of interest expense.

During the three month period ended September 30, 2008, we expensed $2,348,000 of start up costs consisting primarily of salaries and benefits for employees at the Hycroft Mine site, including mine site general and administrative, mining, and process operations costs. There were no comparable costs incurred during the same period in 2007.

Exploration, property evaluation and holding costs increased to $4,328,000 in the three month period ended September 30, 2008, as compared with $1,712,000 for the same period in 2007. The principal variances from the 2007 period are as follows:

- We expensed $3,833,000 of costs related to exploration activities at the Hycroft Mine in the third quarter of 2008. These expenses were primarily related to drilling and assaying costs. During the three month period ended September 30, 2008, about 85 drill holes were completed for a total of approximately 84,000 feet drilled. The objective of the drilling program was to confirm and expand the existing oxide gold reserves and resources and to test the economic viability of the sulfide gold and silver mineralization on the Hycroft property. Most of the drill holes encountered both oxide and sulfide mineralization.

  From July 1, 2007 through September 30, 2007, we expensed approximately $957,000 in preliminary exploration activities consisting of use of a single reverse circulation drill, collection and assaying of surface mineral samples, geologic field work using gravimetric and induced polarization techniques, and geologic and aerial survey mapping.

- After completion of the Arrangement pursuant to the Arrangement Agreement on May 10, 2007, Allied Nevada began operating as an independent company and employed its own exploration geologists in the corporate office. For the three month period ended September 30, 2008, the costs of these exploration salaries, benefits and travel expenses were $204,000. In the same period of 2007, we incurred approximately $168,000 of exploration salaries, benefits, and travel costs.

- In the third quarter of 2007 we incurred care and maintenance costs of $425,000. We did not incur care and maintenance costs in the third quarter of 2008.

Corporate general and administrative costs increased to $2,238,000 in the three months ended September 30, 2008, compared to $1,819,000 for the same period in 2007. The increase of $419,000 for the 2008 period can be attributed to a number of factors:

- In order to maintain the stock listings of Allied Nevada on the Toronto and American Stock Exchange (n/k/a NYSE Alternext), for the three months ended September 30, 2008 listing fees, investor relations fees, and shareholder communication costs have amounted to $231,000 compared to $60,000 in the same period of 2007.

- In the three months ended September 30, 2008, we recognized stock based compensation expense of $828,000 from the Allied Nevada Stock Option Plan, resulting from grants of options to purchase shares of common stock as well as a grant of 300,000 Restricted Share Units pursuant to the Allied Nevada Restricted Share Plan compared to $687,000 in the same period in 2007.

- In the three months ended September 30, 2008 compensation, benefits, and employee related costs increased to $572,000 compared to $458,000 in the same period of 2007. The increase is the result of the hiring of additional corporate staff compared to the 2007 period.

In the three months ended September 30, 2008, depreciation and amortization expense was $314,000 compared to $92,000 in the same period of 2007, substantially all of the increase was attributable to the depreciation of capital assets acquired in 2008.

Allied Nevada recorded accretion expense of $104,000 in the three months ended September 30, 2008 compared to $89,000 in the same period of 2007. The accretion expense in the three months ended September 30, 2008 and 2007, respectively, was based on a risk-free credit adjusted rate of 7.5%.

Allied Nevada earned $271,000 in interest income in the three months ended September 30, 2008 compared to $325,000 for the same period in 2007. The decrease of $54,000 is attributable to a decrease in interest earned on our liquid savings accounts of $62,000 and an increase in interest earned on the Hycroft Mine restricted cash account of $13,000. Although the Company had higher cash balances in the third quarter of 2008 compared to the same period in 2007, the decrease in interest earned on the liquid savings account is attributable to lower interest rates during the 2008 period as compared to the same period in 2007.

Allied Nevada incurred $602,000 of interest expense in the three months ended September 30, 2008, which consisted primarily of recognizing interest expense of the remaining balance of deferred loan costs on the credit agreement. There was no interest expense in the same period of 2007.

Other expense, net for the three months ended September 30, 2008 totaled $84,000 compared to no other income for the same period in 2007. Other expense for the 2008 period consisted of a net realized foreign exchange loss of approximately $95,000, partially offset by a gain of $13,000 resulting from the sale of a mineral interest property.

Cash Used in Operations:

Cash used in operations was $16,182,000 in the nine month period ended September 30, 2008, compared to $3,950,000 in the same period of 2007. The increase in cash used in operating activities of $12,232,000 for the nine month period ended September 30, 2008 is primarily attributable to the increase in the consolidated net loss of $20,998,000 for the nine months ended September 30, 2008, which was offset by an increase of $5,778,000 in cash provided from trade accounts payable, an increase of $2,344,000 of non-cash stock based compensation expense, and $1,748,000 of non-cash amortization of deferred loan costs.

Investing Activities:

Net cash flows used in investing activities in the nine month period ended September 30, 2008 increased to $38,356,000 from $15,146,000 in the same period of 2007. The increase of $23,210,000 for the 2008 period resulted from the following factors:

- In the nine months ended September 30, 2008, we acquired $25,223,000 of capital items consisting primarily of a used mining fleet, the completion of a one million square foot leach pad expansion, and a new refinery.
- In the nine months ended September 30, 2008, we incurred $7,800,000 in capitalized mine development costs attributable to the proven and probable reserves at the Hycroft Mine.
- In May 2008, the Company established a $6.8 million collateral account to support an additional surety bond in the amount of $6.8 million for the benefit of the Bureau of Land Management (BLM), which allowed the Company to resume mining operations at the Hycroft Mine. There was no comparable transaction in the nine month period ended September 30, 2007. Additionally, for the nine month period ended September 30, 2008 we earned interest of $192,000 on our restricted cash balances.
- In the nine month period ended September 30, 2008, the Company entered into three capital leases for mining equipment in exchange for down payments of $0.3 million and $3.2 million of capital lease obligations. $3.2 million of the $3.5 million of equipment acquired has been reflected as a non-cash financing and investing activity on our Condensed Consolidated Statement of Cash Flows for the three and nine month period ended September 30, 2008.
- In the nine month period ended September 30, 2007, the Company acquired the Pescio Nevada Assets in exchange for $15.0 million and 12.0 million shares. There was no comparable acquisition of mineral interests in the nine month period ended September 30, 2008.
- During the nine months ended September 30, 2008, proceeds from the sale of mineral interest properties totaled $1,025,000. These were no comparable sales in the same period of 2007.

Financing Activities:

The net cash provided by financing activities was $67,349,000 in the nine months ended September 30, 2008 compared to $40,853,000 in the same period of 2007. The increase of $26,496,000 in cash provided by financing activities is the result of the following factors:

- In April 2008, Allied Nevada sold and issued 14,375,000 shares of its common stock in public offering and received gross proceeds of CDN$ 74.4 million or approximately $74.5 million based upon the U.S./Canadian exchange rate on the closing date. We incurred approximately $5.2 million of costs in connection with the April 2008 offering. There was no comparable public offering in the same period of 2007.
- In May 2007, Vista, in connection with the Arrangement Agreement, paid Allied Nevada $25.0 million. There was no comparable payment from Vista to Allied Nevada in the 2008 period.
- In July 2007, the Company sold and issued 3,696,000 shares in a private placement and received gross proceeds of CDN$ 17.0 million or approximately $16.3 million based upon the U.S./Canadian exchange rate on the closing date. There was no comparable private offering in 2008.
- In March 2008, Allied Nevada borrowed $9.7 million (CDN$ 10.0 million) from Ionic Capital Corp. ("Ionic") and paid $1.7 million of deferred loan costs to Ionic. After completion of the public offering described above, Allied Nevada voluntarily repaid CDN$ 10.0 million ($10.1 million). There were no comparable borrowings and repayments of debt in the same period of 2007.

Liquidity and Capital Resources:

At September 30, 2008, our total assets increased to $162.9 million from $106.5 million at December 31, 2007. Most of the increase in total assets is attributable to the net proceeds from the April 2008 offering described above.

At September 30, 2008, we had working capital of $27.9 million compared to working capital of $19.7 million at December 31, 2007, representing an increase of $8.2 million. The increase is attributable to the $12.8 million increase in cash discussed above, and an increase in inventory of $2.1 million, which was partially offset by a $6.5 million increase in accounts payable and accrued liabilities and current capital lease obligations of $1.0 million.

At September 30, 2008, we had cash and cash equivalents totaling $32.9 million. All cash equivalents were invested in high quality short-term money market instruments, including bankers' acceptances, bank notes, certificates of deposit, government securities, commercial paper and repurchase agreements of domestic and foreign issuers. At September 30, 2008, we had no funds invested in asset backed commercial paper.

Forward-Looking Statements:

This press release contains forward-looking statements within the meaning of the U.S. Securities Act of 1933 and U.S. Securities Exchange Act of 1934 (and the equivalent under Canadian securities laws), that are intended to be covered by the safe harbor created by such sections. Such forward-looking statements include, without limitation, statements regarding plans for reactivation of the Hycroft Mine including reserve and resource estimates; anticipated scheduling, production and other estimates; estimated gold and silver recovery; estimated costs of sales; estimated operating costs; availability of outside contractors to perform activities relating to re-start and operation of Hycroft; future personnel count at Hycroft; estimated capital costs; availability and timing of capital for financing the planned reactivation, future gold and silver prices and other statements that are not historical facts. Forward-looking statements are based on current expectations and assumptions. Although Allied Nevada management believes that its expectations are based on reasonable assumptions, it can give no assurance that these expectations will prove correct. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, among others, risks relating to Allied Nevada's status as a newly formed independent company and its lack of operating history; risks that Allied Nevada's acquisition, exploration and property advancement efforts will not be successful; risks relating to fluctuations in the price of gold and silver; the inherently hazardous nature of mining-related activities; uncertainties concerning reserve and resource estimates; availability of outside contractors including contractors to complete the pre-strip and construct the leach pad; availability of qualified mine operating personnel; availability of equipment; availability and timing of capital for financing the planned reactivation of the Hycroft Mine including uncertainty of being able to raise capital on favorable terms or at all; and uncertainties relating to obtaining approvals and permits from environmental regulatory authorities including timing of required reclamation bond approval; as well as those factors discussed in Allied Nevada's filings with the U.S. Securities and Exchange Commission (the "SEC") including Allied Nevada's latest Annual Report on Form 10-K and its other SEC filings (and Canadian filings) including, without limitation, its latest Quarterly Report on Form 10-Q. The Company does not intend to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise except as may be required under applicable securities laws.

Material assumptions: The anticipated timing and cost of reactivation of the Hycroft Mine, as well as the expected production from the mine, are based on the following assumptions:

Capital cost estimates based on current cost estimates (January of 2008) of construction and mining costs. These estimates were developed by independent consultants and Allied Nevada employees. Production estimates are based upon the actual gold recovery achieved on Brimstone ores. Ore tonnage estimates and gold grades are per the mine plans and production schedules developed by an independent consultant and Allied Nevada employees. Management of Allied Nevada reviewed the detail and key assumptions of all third party work.

The preparation of the technical information contained in this press release was supervised by Scott Wilson, a qualified person under Canada's NI 43-101.

For further information on Allied Nevada, please contact Scott Caldwell or Hal Kirby at (775) 358-4455 or visit the Allied Nevada Website at www.alliednevada.com.

ALLIED NEVADA GOLD CORP. (A Development Stage Enterprise)

CONDENSED CONSOLIDATED BALANCE SHEETS

(U.S. dollars in thousands)

	(Unaudited) September 30, 2008	December 31, 2007
Assets:		
Cash and cash equivalents	$ 32,916	$ 20,105
Inventory	2,232	147
Prepaids and other	1,850	1,068
Current assets	36,998	21,320
Restricted cash	12,578	5,586
Plant and equipment, net	28,550	1,037
Mine development costs	8,194	---
Reclamation premium and asset retirement cost asset	2,088	2,177
Mineral properties	74,512	76,394
Total assets	$ 162,920	$ 106,514
Liabilities:		
Accounts payable	$ 7,473	$ 964
Accrued liabilities and other	933	471
Capital lease obligations, current portion	599	11
Asset retirement obligation, current portion	133	133
Current liabilities	9,138	1,579
Capital lease obligations, noncurrent portion	2,485	12
Asset retirement obligation and closure costs	5,472	5,167
Total liabilities	17,095	6,758
Shareholders' Equity:		
Common stock	57	43
Additional paid-in capital	194,433	121,904
Deficit accumulated during the development and exploration stages	(48,665)	(22,191)
Total shareholders' equity	145,825	99,756
Total liabilities and shareholders' equity	$ 162,920	$ 106,514

ALLIED NEVADA GOLD CORP. (A Development Stage Enterprise)

CONDENSED CONSOLIDATED STATEMENTS OF LOSS (Unaudited)

(U.S. dollars in thousands, except share and per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,		Cumulative During Exploration and Development Stages
	2008	2007	2008	2007	
Operating expenses:					
Mine start up costs	$ 2,348	$ ---	$ 2,640	$ ---	$ 2,640
Property evaluation and holding costs	4,328	1,712	14,810	2,521	29,141
Corporate general and administrative	2,238	1,819	6,997	3,364	14,759
Depreciation and amortization	314	92	539	250	1,814
Asset retirement obligation and closure costs	104	89	305	133	1,487
Total costs and operating expenses	9,332	3,712	25,291	6,268	49,841
Other income (expense):					
Interest income	271	325	819	742	2,642
Interest expense	(602)	---	(1,825)	(11)	(1,836)
Impairment of mineral properties	---	---	(432)	---	(1,110)
Other income (expense)	(84)	---	255	61	455
Income earned during exploration stage	---	---	---	---	1,025
Total other income (expense)	(415)	325	(1,183)	792	1,176
Net loss	$ (9,747)	$ (3,387)	$ (26,474)	$ (5,476)	$ (48,665)
Weighted average number of shares outstanding	57,355,048	42,137,941	52,139,470	21,616,152	
Basic and diluted loss per share	$ (0.17)	$ (0.08)	$ (0.51)	$ (0.25)	

ALLIED NEVADA GOLD CORP. (A Development Stage Enterprise)

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

(U.S. dollars in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,		Cumulative During Exploration and Development Stages
	2008	2007	2008	2007	
Cash flows from operating activities:					
Net loss for the period	$ (9,747)	$ (3,387)	$ (26,474)	$ (5,476)	$ (48,665)
Adjustments to reconcile net loss for the period to net cash used in operating activities:					
Depreciation and amortization	314	92	539	250	1,615
Amortization of deferred loan costs	581	---	1,748	---	2,223
Asset retirement obligation and closure costs, net	104	89	305	133	1,582
Stock based compensation	857	687	3,031	687	4,281
Loss on foreign currency translation	---	---	313	---	313
Impairment of mineral interests	---	---	432	---	1,110
(Gain) on disposal of assets	(13)	---	(209)	---	(254)
Allocated expenses from Parent company	---	---	---	86	2,691
Change in operating assets and liabilities:					
Accounts receivable	---	232	---	102	179
Inventory	(1,232)	(41)	(2,057)	(19)	(2,021)
Prepaids and other	(861)	(815)	(782)	(1,064)	(1,844)
Accounts payable	1,025	625	6,509	731	7,370
Accrued liabilities and other	412	249	463	620	793
Net cash used in operating activities	(8,560)	(2,269)	(16,182)	(3,950)	(30,627)
Cash flows from investing activities:					
Purchases of plant and equipment	(5,395)	(85)	(25,223)	(185)	(27,225)
Additions to capitalized mine development costs	(4,962)	---	(7,800)	---	(7,800)
Restricted cash	(80)	(68)	(6,992)	(198)	(12,578)
Additions to mineral properties, net of cost recoveries	162	21	634	(14,763)	(18,207)
Proceeds on disposal of plant and equipment	25	---	1,025	---	1,237
Net cash used in investing activities	(10,250)	(132)	(38,356)	(15,146)	(64,573)
Cash flows from financing activities:					
Proceeds on issuance of common stock	228	16,420	74,678	41,420	116,950
Offering costs	---	(786)	(5,166)	(786)	(5,952)
Proceeds from term loan	---	---	9,744	---	9,744
Repayment of term loan	---	---	(10,057)	---	(10,057)
Payment of loan costs	---	---	(1,748)	---	(1,748)
Repayments of principal on capital lease agreements	(63)	(2)	(102)	(4)	(116)
Intercompany funding from Parent company	---	---	---	223	18,659
Net cash provided by financing activities	165	15,632	67,349	40,853	127,480
Net increase (decrease) in cash and cash equivalents	(18,645)	13,231	12,811	21,757	32,280
Cash and cash equivalents, beginning of period	51,561	8,533	20,105	7	636
Cash and cash equivalents, end of period	$ 32,916	$ 21,764	$ 32,916	$ 21,764	$ 32,916
Supplemental cash flow disclosures:					
Cash paid for interest	21	---	275	11	286
Non-cash financing and investing activities					
Common shares issued for Pescio assets	---	---	---	55,518	55,518
Common shares issued for Vista assets	---	---	---	23,692	23,692
Warrants issued for services	---	182	---	182	182
Mining equipment acquired by capital lease	972	---	3,163	---	3,163